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                                                  June ___, 1998


SouthTrust Bank, National Association
100 Office Park Drive
Birmingham, Alabama  35223

Attention:  Corporate Trust Services

Ladies and Gentlemen:

                  Chattem, Inc., a Tennessee corporation (the "Company"), is offering to issue, upon the terms and subject to the conditions set forth in the Prospectus to be dated on or about ___________, 1998 (the "Prospectus"), and the related Letter of Transmittal (which together constitute the "Exchange Offer"), $200 million principal amount of its 8 7/8% Series B Senior Subordinated Notes due 2008 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended, in exchange for an equal principal amount of its 8 7/8 Series A Senior Subordinated Notes due 2008 (the "Series A Notes"). The Exchange Notes will be issued only in integral multiples of $1,000 to each tendering holder of Series A Notes whose Series A Notes are accepted in the Exchange Offer.

                  You are hereby appointed and authorized to act as agent (the "Exchange Agent") to effectuate the exchange of the Series A Notes for the Exchange Notes, on the terms and subject to the conditions of this agreement (the "Agreement"). In that connection, the following documents have been delivered to you:

                       (i) the Prospectus;

                      (ii) the Letter of Transmittal to be used by the
                           registered holders of the Series A Notes; and

                     (iii) Notice of Guaranteed Delivery, to be used by any
                           registered holder of the Series A Notes
                           when the Series A Notes are not immediately available or time will not permit a Letter of Transmittal and the accompanying documents to


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SouthTrust Bank, National Association
June ___, 1998
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                           reach you prior to the expiration of the
                           Exchange Offer.

                  The Exchange Offer shall expire at the time and on the date specified in the Prospectus (the "Initial Expiration Date") or at any subsequent time and date to which the Company may extend the Offer. The later of the Initial Expiration Date and the latest time and date to which the Exchange Offer is so extended is referred to as the "Expiration Date."

                  You are hereby requested, and you hereby agree, to act, including any actions which may be by or through your agent, as follows:

                  1. You are to accept, subject to any withdrawal rights, Series A Notes that are accompanied by the Letter of Transmittal (or facsimile thereof), properly completed and duly executed in accordance with the instructions thereon and any requisite collateral documents and all other instruments and communications submitted to you in connection with the Exchange Offer and to hold the same upon the terms and conditions set forth in this Agreement.

                  2. You are to examine the Letters of Transmittal, the Series A Notes, and the other documents delivered or mailed to you by or for the holders of the Series A Notes as soon as practicable after receipt to ascertain whether
(i) the Letters of Transmittal are properly completed and duly executed in accordance with the instructions set forth therein, (ii) the Series A Notes have otherwise been properly tendered and (iii) if applicable, the other documents are properly completed and duly executed. You need not pass on the legal sufficiency of any signature or verify any signature guarantee.


                  3. In the event any Letter of Transmittal or other document has been improperly executed or completed or any of the Series A Notes are not in proper form or have been improperly tendered, or if some other irregularity in connection with the delivery of Series A Notes by a registered holder thereof exists, you shall promptly report such information to the Company and you are authorized, upon consultation with the Company and its counsel, to endeavor to take such action as may be necessary to cause such irregularity to be corrected. You are authorized, upon



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SouthTrust Bank, National Association
June ___, 1998
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consultation with the Company or one of its representatives, to request from any person tendering Series A Notes such additional documents or undertakings as you may deem appropriate. All questions as to the form of all documents and the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Series A Notes will be determined by the Company, in its sole discretion, whose determinations will be final and binding. The Company reserves the absolute right to reject any or all tenders that are not in proper form or the acceptance of any particular Series A Notes that would, in the opinion of the Company's counsel, be unlawful. The Company, also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Series A Notes, and the Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions set forth therein) will be final and binding. No tender of Series A Notes will be deemed to have been properly made until all defects and irregularities have been cured or waived.

                  4. Tenders of Series A Notes shall be made only as set forth in the Prospectus and the Letter of Transmittal, and Series A Notes shall be considered properly tendered to you only when:


                     (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee and any other required documents, are received by you at your address set forth in the Prospectus or in the Letter of Transmittal and Series A Notes are received by you at such address; or a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company, with an appropriate guarantee of signature and delivery from an Eligible Guarantor Institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is received by you at or prior to the Expiration Date. For purposes of this Agreement, an "Eligible Guarantor Institution" within the meaning of Rule 17Ad-15 under the Exchange Act shall mean a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or a savings institution, commercial bank or trust company having an office or correspondent in the United States and which is a member of a recognized signature guarantee program (i.e., Securities Transfer Agents Medallion Program, Stock Exchanges Medallion Program or New


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SouthTrust Bank, National Association
June ___, 1998
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York Stock Exchange Medallion Signature Program). The Notice of Guaranteed
Delivery may be delivered to you by hand or transmitted by telegram, facsimile transmission or letter;


                     (b) Series A Notes (in respect of which there has been delivered to you prior to the Expiration Date a properly completed and duly executed Notice of Guaranteed Delivery) in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), and any other required documents, are received by you within five (5) trading days of The New York Stock Exchange after the date of execution of such Notice of Guaranteed Delivery; and

                     (c) the adequacy of the items relating to Series A Notes, and the Letters of Transmittal therefor and any Notice of Guaranteed Delivery has been favorably passed upon as above provided.

                  Notwithstanding the provisions of the preceding paragraph, Series A Notes that the Company shall approve as having been properly tendered shall be considered to be properly tendered.

                  5. (a) A tendering holder of Series A Notes may withdraw tendered Series A Notes in accordance with the procedures set forth in the Prospectus at any time on or prior to 5:00 p.m. New York City time on the Expiration Date, in which event, except as may be otherwise specified in the holder's notice of withdrawal, all items in your possession that shall have been received from such holder with respect to those Series A Notes shall be promptly returned to or upon the order of the holder and the Series A Notes covered by those items shall no longer be considered to be properly tendered.

                     (b) A withdrawal of tender of Series A Notes may not be rescinded and any Series A Notes withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer, provided, however, that withdrawn Series A Notes may be retendered by again following one of the procedures described in the Prospectus at any time on or prior to the Expiration Date.




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SouthTrust Bank, National Association
June ___, 1998
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                     (c) All questions as to the validity (including time of
receipt) of notices of withdrawal will be determined by the Company, whose determination will be final and binding.

                  6. You are to record and hold all tenders received by you and promptly notify by telephone Mr. Stephen M. Powell of the Company (423/832-2037 ext. 340), on a weekly basis, or as may be requested by the Company, as to the total number of Series A Notes tendered during such week or other period and the cumulative numbers with respect to the Series A Notes received and not withdrawn through the time of such call. Each weekly report should be divided into the number of Series A Notes represented by (i) certificates and (ii) Notices of Guaranteed Delivery actually received by you through the time of the report. The foregoing information should also be sent to the Company in a weekly written report. Each report should also indicate the number of Series A Notes tendered in good form. In addition, you will also provide, and cooperate in making available to the Company, such other information as it may reasonably request, of access to those persons on your staff who are responsible for receiving tenders of Series A Notes in order to ensure that immediately prior to the Expiration Date, the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer.

                  7. Each letter of Transmittal, Series A Note, Notice of Guaranteed Delivery and any other documents received by you in connection with the Exchange Offer shall be stamped by you to show the date and time of receipt and if defective, the date and time the last defect was waived by the Company or cured. Each Letter of Transmittal and Series A Note that is accepted by the Company shall be retained in your possession until the Expiration Date. As promptly as practicable thereafter, you will deliver by registered mail with proper insurance those items, together with all properly tendered and canceled Series A Notes, to Chattem, Inc., Attention: Mr. Stephen M. Powell, Controller.

                  8. You are to satisfy requests of brokers, dealers, commercial banks, trust companies and other persons for copies of the documents and other materials specified in items (i) through (iii) of the introduction to this Agreement. You are not authorized to offer any concessions or to pay any commissions to


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SouthTrust Bank, National Association
June ___, 1998
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any brokers, banks or other persons or to engage or to utilize any persons to solicit tenders or consents.

                  9. You are to follow up and to act upon any amendments, modifications or supplements to these instructions, and upon any further information in connection with the terms of the Exchange Offer, any of which may be given to you by the Company, including instructions with respect to any extension or modification of the Exchange Offer and the cancellation of the Exchange Offer.

                  10. No exchange shall be made as to any Series A Notes held in certificated form until you physically receive a certificate or certificates representing such Series A Notes, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

                  11. For performing your services hereunder, you shall be entitled to receive from the Company a fee in accordance with Exhibit A attached hereto. You shall also be reimbursed by the Company for all reasonable expenses, including reasonable counsel fees, if any, you may incur in connection with the performance of your duties hereunder.

                  12. As Exchange Agent hereunder, you:

                      (a) shall not have duties or obligations other than those specifically set forth herein or as may subsequently be agreed to by you and the Company in writing;

                      (b) shall not be obligated to take any legal action hereunder that might in your reasonable judgement involve any expense or liability unless you have been furnished with reasonable indemnification;

                      (c) may rely on and shall be protected in acting upon any certificate, instrument, opinion, notice, letter, facsimile transmission, telex, telegram or other document or any security delivered to you and believed by you to be genuine and to have been signed by the proper party or parties;

                      (d) may rely on and shall be protected in acting upon the terms and conditions of (i) this Agreement, (ii) the


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SouthTrust Bank, National Association
June ___, 1998
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documents relating to the Exchange Offer, (iii) any instructions given to you orally or in writing by the Company by the following officer of the Company with respect to any matter relating to your activities as Exchange Agent covered by this Agreement: Mr. Stephen M. Powell, Controller; and (iv) as to any matter not covered by any of the foregoing, your usual and customary practice when acting as an exchange agent; and

                      (e) may consult with counsel satisfactory to you (including counsel to the Company), and the opinion of such counsel shall be full and complete authorization and protection with respect to any action taken, suffered, or omitted by you hereunder in good faith and in accordance with the opinion of such counsel.

                  13. You undertake the duties and obligations imposed herein upon the following additional terms and conditions:


                      (a) you shall perform your duties and obligations hereunder with due care; and

                      (b) you shall not be under any responsibility in respect of the validity or sufficiency of any Letter of Transmittal, certificate for Series A Notes or Notice of Guaranteed Delivery.

                  14. You are not authorized to make any recommendation on behalf of the Company as to whether a holder of Series A Notes of the Company should or should not tender his securities.

                  15. All Exchange Notes shall be forwarded by you to the persons at the addresses so indicated in the Letter of Transmittal by (i) first-class mail under a blanket surety bond protecting you and the Company from loss or liability arising out of the nonreceipt or non-delivery of such certificate, or (ii) registered mail, insured separately for the replacement value of such certificates.

                  16. The Company covenants and agrees to reimburse, indemnify and hold you harmless against any costs, expenses (including reasonable expenses of your legal counsel), losses or damages which, without gross negligence or willful misconduct on your part or arising out of or attributable thereto, may be paid,

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SouthTrust Bank, National Association
June ___, 1998
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incurred or suffered by you or to which you may become subject by reason of or as a result of the administration of your duties hereunder or by reason of or as a result of your compliance with the instructions set forth herein or with any written or oral instructions delivered to you pursuant hereto, or liability resulting from your actions as Exchange Agent pursuant hereto, including any claims against you by any holder tendering Series A Notes for exchange. The Company shall be entitled to participate at its own expense in the defense, and if the Company so elects at any time after receipt of such notice, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company assumes the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you, unless in your judgement, which must be reasonable, it is advisable for you to be represented by separate counsel. In no case shall the Company be liable under this indemnity with respect to any claim or action against you, unless the Company shall be notified by you, by letter or by cable or telex confirmed by letter, of the written assertion of a claim against you or of any action commenced against you, promptly after you shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of an action, but failure so to notify the Company shall not relieve the Company from any liability which it may have otherwise than on account of this indemnity.

                  17. You hereby acknowledge receipt of each of the documents listed in items (i) through (iii) of the introduction to this Agreement and further acknowledge that you have examined the same. Any inconsistency between this Agreement on the one hand and the Prospectus and Letter of Transmittal, as they may from time to time be amended, on the other, shall be resolved in favor of the latter, except with respect to the duties, liabilities and indemnification of you as Exchange Agent.

                  18. In the event that any of the terms of the Exchange Offer are amended, the Company shall give you prompt written notice thereof describing such amendment. The parties shall amend this Agreement to the extent necessary to reflect any material changes to the terms hereof caused by any amendment of the Exchange Offer.



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SouthTrust Bank, National Association
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                  19. You may resign at any time on thirty (30) days prior
written notice thereof delivered to the Company. Promptly after receipt of your written notice, the Company shall take such action as may be necessary to appoint a successor Exchange Agent. If within thirty (30) days of such written notice no successor Exchange Agent has been appointed, you or any party to this Agreement may petition any court having jurisdiction for the appointment of a successor Exchange Agent. Your resignation shall not be effective until a successor Exchange Agent has been appointed. Upon the effectiveness of your resignation, you shall turn over to the successor all property held by you as Exchange Agent hereunder upon presentation to you of evidence appointing such successor and its acceptance thereof.

                  20. Upon the later of (a) the completion of your duties pursuant to this Agreement, or (b) September 30, 1998 (as such date may be extended by written agreement between you and the Company) your designation as Exchange Agent and your obligations hereunder will terminate provided that your rights under Paragraphs 11, 12 and 16 above and your liabilities under this Agreement for acts or omissions theretofore occurring shall survive the termination of your appointment. Notwithstanding the foregoing, it is understood that if, during the period of thirty (30) days following the termination of your obligations hereunder pursuant to this paragraph 20, you receive any Letters of Transmittal (or functional equivalent thereof), you shall return the same together with all enclosures to the party from whom such documents were received and shall be reimbursed by the Company for your fees and expenses in connection therewith. In addition, notwithstanding the termination of this Agreement, you shall preserve, and shall provide the Company access to, all records pertaining to the Exchange Offer and shall permit them to make reproductions of same, at their expense during normal business hours, for a period of five (5) years following the termination of this Agreement.

                  21. This Agreement is effective as of June ___, 1998, and is binding upon and inures to the benefit of the parties' respective successors or agents. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee. It is the intention of the parties to this Agreement that the situs of the trust created by this Agreement be, and it be administered, in the state in which is located the principal office

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SouthTrust Bank, National Association
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of the Exchange Agent from time to time acting under this Agreement.

                  22. These instructions may be reasonably modified or supplemented by the Company or by any officer thereof authorized to give notice, approval or waiver on its behalf.


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SouthTrust Bank, National Association
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                  If the foregoing is acceptable to you, please acknowledge
receipt of this letter and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                    Very truly yours,

                                    CHATTEM, INC.

                                    By:
                                       ----------------------------------
                                    Name:  A. Alexander Taylor, II
                                    Title: President and Chief Operating
                                           Officer

ACCEPTED AS OF

                   , 1998
------------------
SOUTHTRUST BANK, NATIONAL ASSOCIATION,
as Exchange Agent


By:
   ---------------------------
Name:
     -------------------------
Title:
      ------------------------
Enclosures






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                                                     EXHIBIT A